Exhibit 5.1

Sidley Austin LLP 787 Seventh Avenue New York, NY 10019 +1 212 839 5300 +1 212 839 5599 Fax AMERICA • ASIA PACIFIC • EUROPE

November 21, 2019

J.P. Morgan Chase Commercial Mortgage Securities Corp.

383 Madison Avenue, 8th Floor

New York, New York 10179

Re:	Benchmark 2019-B14 Mortgage Trust, Commercial Mortgage Pass-Through Certificates, Series 2019-B14

Ladies and Gentlemen:

We have acted as counsel to J.P. Morgan Chase Commercial Mortgage Securities Corp., a Delaware corporation (the “Depositor”), in connection with the issuance of approximately $1,144,205,000 aggregate principal balance of Commercial Mortgage Pass-Through Certificates, Series 2019-B14, Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class X-A, Class X-B, Class A-S, Class B and Class C Certificates (collectively, the “Registered Certificates”) in addition to the Class X-D, Class D, Class E, Class F-RR, Class G-RR, Class NR-RR, Class S, Class R Certificates and the VRR Interest and the Class 225B-A, Class 225B-B, Class 225B-C, Class 225B-D, the Class 225B-E Certificates and the 225B-VRR Interest, pursuant to the Pooling and Servicing Agreement, dated as of November 1, 2019 (the “Pooling and Servicing Agreement”), between the Depositor, as depositor, Midland Loan Services, a Division of PNC Bank, National Association, as master servicer and as special servicer, Wells Fargo Bank, National Association, as certificate administrator and as trustee, and Pentalpha Surveillance LLC, as operating advisor and as asset representations reviewer.

For purposes of rendering this opinion letter, we have reviewed:

(i)       the Registration Statement on Form SF-3 (Registration No. 333-226123) relating to the Registered Certificates (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, (the “Act”), and that was declared effective on September 11, 2018;

(ii)       the Prospectus, dated November 6, 2019 (the “Prospectus”) relating to the Registered Certificates;

(iii)       the Underwriting Agreement, dated as of November 5, 2019 (the “Underwriting Agreement”), between the Depositor, J.P. Morgan Securities LLC (“JPMS”), Citigroup Global Markets Inc. (“CGMI”), Deutsche Bank Securities Inc. (“DBSI”), Drexel Hamilton, LLC (“Drexel”) and Academy Securities, Inc. (“Academy”, and together with JPMS, CGMI, DBSI and Drexel, the “Underwriters”);

Sidley Austin (NY) LLP is a Delaware limited liability partnership doing business as Sidley Austin LLP and practicing in affiliation with other Sidley Austin partnerships.

(iv)       evidence satisfactory to us with respect to the effectiveness of the Registration Statement under the Act; and

(v)       the forms of the Registered Certificates attached as exhibits to the Pooling and Servicing Agreement.

In connection with the foregoing, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we deemed necessary for the purposes of this opinion letter. In our examination, we have assumed the following: (a) the genuineness of all signatures; (b) the legal capacity of natural persons; (c) the authenticity of all documents submitted to us as originals; (d) the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents; (e) the conformity of the text of each document filed with the Commission through its Electronic Data Gathering, Analysis and Retrieval System to the printed documents reviewed by us; and (f) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates that we have reviewed. As to any facts material to the opinions expressed herein that were not known to us, we have relied upon (1) certificates, statements and representations of officers and other representatives of the Depositor and others and (2) a certificate of the Secretary of State of the State of Delaware as to the good standing of the Depositor, dated November 18, 2019 (the “Delaware Good Standing Certificate”).

Our opinions set forth below are subject to: (1) general principles of equity, including concepts of materiality, reasonableness, good faith and fair dealing and the doctrine of estoppel; (2) the possible unavailability of specific performance and injunctive relief, regardless of whether considered in a proceeding in equity or at law; (3) the effect of certain laws, rules, regulations and judicial and other decisions upon enforceability; (4) bankruptcy, insolvency, bail-in, receivership, reorganization, liquidation, voidable preference, fraudulent conveyance and transfer, moratorium and other similar laws affecting the rights of creditors or secured parties generally, in each case, whether by operation of law, contract, judicial or regulatory action or otherwise, and the effect of, to the extent applicable, the rights of creditors or of secured creditors of national banks or of “financial companies” (as defined in Section 201 of the Dodd-Frank Wall Street Reform and Consumer Protection Act) or their affiliates; and (5) public policy considerations underlying the securities laws, to the extent that such public policy considerations limit the enforceability of any provision of any agreement that purports or is construed to provide indemnification with respect to securities law violations.

Based upon and subject to the foregoing, we are of the opinion that—

A.       The Registered Certificates, when duly executed, authenticated and delivered in accordance with the terms and conditions of the Pooling and Servicing Agreement, and when delivered and paid for by the Underwriters pursuant to the Underwriting Agreement, will be validly issued and outstanding, fully paid and non-assessable.

B.       The descriptions set forth under the caption “Material Federal Income Tax Considerations” in the Prospectus, although they do not discuss all federal income tax consequences that may be applicable to the individual circumstances of particular investors (some of which may be subject to special treatment under the Internal Revenue Code of 1986 (the “Code”)), otherwise correctly describe, as of the date hereof, the material aspects of the federal income tax treatment of an investment in the Registered Certificates commonly applicable to investors that are U.S. Persons (as defined in the Prospectus) and, where expressly indicated therein, to investors that are not U.S. Persons. We also hereby confirm the opinion expressly set forth under such captions as our opinion.

C.        Based solely on the Delaware Good Standing Certificate, the Depositor is validly existing and in good standing under the laws of the State of Delaware.

The opinion set forth in paragraph B above is limited to the United States federal income tax matters specifically covered thereby, and we have not been asked to address, nor have we addressed, any other tax consequences regarding the transaction referred to above or any other transaction. The opinion set forth in paragraph B above is based on the current provisions of the Code and the Treasury Regulations issued or proposed thereunder, revenue rulings, revenue procedures and other published releases of the Internal Revenue Service and current case law, any of which can change at any time. Any change can apply retroactively and modify the legal conclusions upon which such opinion is based.

This opinion letter is rendered as of the date hereof and we do not undertake, and hereby disclaim, any obligation to advise you of any changes in law or fact, whether or not material, that may be brought to our attention at a later date.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the discussion of our opinions set forth in this opinion letter under the captions “Material Federal Income Tax Considerations” and “Legal Matters” in the Prospectus. In giving such consent, we do not consider that we are “experts” within the meaning of the term as used in the Act or the rules and regulations of the Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion letter as an exhibit or otherwise.

We express no opinion as to any laws other than the federal laws of the United States of America, the laws of the State of New York and, solely with respect to the opinion set forth in paragraph (C) above, the Delaware General Corporation Law. We do not express any opinion, either implicitly or otherwise, on any issue not expressly addressed above. We express no opinion with respect to any Series of Certificates for which we do not act as counsel to the Depositor.

Very truly yours,

/s/ Sidley Austin LLP